EXHIBIT 99.1


            Smith & Wollensky Announces First Quarter Sales Increase Ninth Consecutive Month of Positive Comparable Unit Sales

NEW YORK, April 3 - Smith & Wollensky Restaurant Group, Inc. (Nasdaq: SWRG) today reported increased sales for the first quarter and the fiscal month of March 2003.

Total owned restaurant sales for the quarter ended March 31, 2003 were approximately $23.0 million, up 17.8% from the first quarter a year ago. Comparable owned restaurant sales increased 10.1%. For the five-week March fiscal month, total owned restaurant sales rose 17.8%, with comparable units up 8.2%.

The comparisons benefited from the later timing of Easter and Passover in 2003. The slower holiday and pre-holiday periods fell during March in 2002, but this year will fall in April. The Company's successful semi-annual Wine Week event occurred in March during both years and did not affect the comparisons. The new Smith & Wollensky restaurant in Dallas, Texas, which opened on March 17, 2003, contributed slightly to the overall sales increase for the month and the quarter.

Chairman and CEO Alan Stillman said, "In view of the difficult economic conditions in many of our markets, as well as the ongoing challenge of consumer concerns about the war in Iraq and possible terrorism, we are pleased with our solid sales increases for March and the full first quarter. Also, while it is still early, we are very encouraged by the initial community response to our new Dallas restaurant."

The Company plans to announce complete financial results for the first quarter in early May.

Separately, the Company noted that its 2002 Form 10-K filing with the Securities and Exchange Commission earlier this week included a positive adjustment to its final audited financial statements for the full year. The adjustment reflects a $145,000 insurance recovery finalized shortly before the 10-K was filed, which the Company determined should be reflected in 2002 results. This reduced the final net loss for 2002 to $2.1 million, or $0.23 per share, from $2.3 million, or $0.24 per share, as reported last month. For the fourth quarter, net income was $461,000, or $0.05 per share, compared with $316,000, or $0.03 per share, reported originally.

About Smith & Wollensky Restaurant Group

The Smith & Wollensky Restaurant Group develops, owns and operates high-end, high-volume restaurants in major cities across the United States. The original Smith & Wollensky, a traditional New York steakhouse, opened in 1977 and is currently the largest-grossing a la carte restaurant in the country. Since its inception, the company has grown to include 16 restaurants, including Smith & Wollensky in New York, Miami Beach, Chicago, New Orleans, Las Vegas, Washington, D.C., Philadelphia, Columbus and Dallas. SWRG also operates seven other restaurants in New York and Chicago, including Cite, Maloney & Porcelli, Manhattan Ocean Club, Mrs. Park's Tavern, ONE c.p.s., Park Avenue Cafe and The Post House.

Except for historical information contained herein, the statements made in this press release regarding the Company's business, strategy and results of operations are forward-looking statements which are based on management's beliefs as well as on a number of assumptions concerning future events made with information currently available to management. Readers are cautioned not to put undue reliance on such forward-looking statements, which are not a guarantee of performance and are subject to a number of uncertainties and other factors, many of which are outside the Company's control, including: economic conditions generally and in each of the markets in which we are located, the amount of sales contributed by new and existing restaurants, labor costs for our personnel, fluctuations in the cost of food products, changes in consumer preferences, the level of competition from existing or new competitors in the high-end segment of the restaurant industry, and our success in implementing our growth strategy. These factors could cause actual results to differ materially from such statements. For a more detailed description of the factors that could cause such a difference, please see the Company's filings with the Securities and Exchange Commission. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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CONTACT:
Investors - Tom Pratt, +1-917-843-3193, tom.pratt@rfbinder.com, or Media - David Shein, +1-917-613-8881, david.shein@rfbinder.com, both of RFBinder Partners, for Smith & Wollensky Restaurant Group, Inc.